                                                                    Exhibit 10.5


                              EMPLOYMENT AGREEMENT

              EMPLOYMENT AGREEMENT, dated as of May 5, 2004 (this "Agreement"), between SIRIUS SATELLITE RADIO INC., a Delaware corporation (the "Company"), and JAMES E. MEYER (the "Executive").

         In consideration of the mutual covenants and conditions set forth herein, the Company and the Executive agree as follows:

         1. Employment. Subject to the terms and conditions of this Agreement, the Company hereby employs the Executive, and the Executive hereby accepts employment with the Company.

         2. Duties and Reporting Relationship. (a) The Executive shall be employed in the capacity of President, Operations and Sales, of the Company. In such capacity, the Executive shall be responsible for management of all aspects of the Company's retail and automaker operations (including retail sales and OEM sales and marketing operations), product management and engineering and all personnel working in such areas shall report to the Executive. During the Term (as defined below), the Executive shall, on a full-time basis and consistent with the needs of the Company to achieve the goals of the Company, use his skills and render services to the best of his ability in supervising the business and affairs of the Company. In addition, the Executive shall perform such other activities and duties consistent with his position as the Chief Executive Officer of the Company or the Board of Directors of the Company or any committee thereof (the "Board") shall from time to time reasonably specify and direct. During the Term, the Executive shall not perform any consulting services for, or engage in any other business enterprises with, any third parties without the express consent of the Board, other than (i) passive investments, (ii) consulting services and business enterprises for which the Executive receives no remuneration and (iii) service as a director of Gemstar International, Inc., Mikohn Gaming Corporation and Equant N.V.

         (b) The Executive shall generally perform his duties and conduct his business at the principal offices of the Company in New York, New York.

         (c) The Executive shall report to the Chief Executive Officer of the Company.

         3. Term. The term of this Agreement shall commence on May 5, 2004 (the "Start Date") and end on May 4, 2007, unless terminated earlier pursuant to the provisions of Section 6 or 9 (the "Term").

         4. Compensation. (a) During the Term, the Executive shall be paid an annual base salary of $525,000 (the "Base Salary"). The Base Salary shall be subject to increase from time to time by recommendation of the Chief Executive Officer of the Company to, and approval by, the Board; provided that the Base Salary shall at all times be not less than the base salary of the

Company's President, Entertainment and Sports. All amounts paid to the Executive under this Agreement shall be in U.S. dollars. The Executive's base salary shall be paid at least monthly and, at the option of the Company, may be paid more frequently.

         (b) On or before May 15, 2004, the Company shall pay the Executive a one-time cash starting bonus of $150,000.

         (c) On the date hereof, the Company shall grant to the Executive an option to purchase 2,800,000 shares of the Company's common stock, par value $.001 per share (the "Common Stock"), at an exercise price of $3.14 per share. Such options shall be subject to the terms and conditions set forth in the Option Agreement attached to this Agreement as Exhibit A. If during the Term the Company awards the Company's President, Entertainment and Sports (as of the date hereof, for all purposes under this Agreement), additional options to purchase Common Stock, then the Executive shall be awarded at least an equal number of options to purchase the Common Stock as has been awarded to the Company's President, Entertainment and Sports, on terms and conditions no less favorable.

         (d) On the date hereof, the Company shall grant to the Executive 1,200,000 restricted stock units. Such restricted stock units of Common Stock shall be subject to the terms and conditions set forth in the Restricted Stock Unit Agreement attached to this Agreement as Exhibit B. If during the Term the Company awards the Company's President, Entertainment and Sports, additional restricted stock units, then the Executive shall be awarded at least an equal number of restricted stock units as has been awarded to the Company's President, Entertainment and Sports, on terms and conditions no less favorable.

         (e) The Company is in the process of developing a bonus program for the year ending December 31, 2004. This program will include a variety of objective milestones, such as number of subscriber activations, and is subject to approval by the Board of Directors. This program may also include objectives specifically applicable to the Executive and his specific areas of responsibility. The performance objectives applicable to the Executive's bonuses under such plan shall be no more onerous than the performance objectives applicable to the Company's Chief Executive Officer and President, Entertainment and Sports. Such bonus plan shall contain milestones that shall permit the Executive to earn up to the following annual bonus:

                              Performance Targets                              Annual Bonus
                         (to be defined by the Board)                     (as a % of Base Salary)
                         ---------------------------                      -----------------------
         Threshold Target                                                           30%
         Desired Performance                                                        60%
         Outstanding Performance                                                    90%

Without prejudice to the foregoing, the Executive shall be guaranteed a bonus of not less than $262,500 for the year ending December 31, 2004, one-half of which shall be paid in cash and one-half of which shall be paid in restricted stock units which vest one year from the date of grant; provided that the bonus paid to the Company's President, Entertainment and Sports, with respect to the year ending December 31, 2004 is paid in the same proportion. The Company reserves the right to pay any subsequent bonus in the form of cash, restricted stock, other securities of the Company, or any combination of the foregoing, in its sole discretion; provided that the Executive's bonus shall be paid in cash, restricted stock and other securities of the Company in the same proportions as the bonus paid to the Company's other executive officers.

         (f) All compensation paid to the Executive hereunder shall be subject to any payroll and withholding deductions required by applicable law.

         5. Additional Compensation; Expenses and Benefits. (a) During the Term, the Company shall reimburse the Executive for all reasonable and necessary business expenses incurred and advanced by him in carrying out his duties under this Agreement. In addition, the Company shall reimburse the Executive for the reasonable costs of an apartment in the New York metropolitan area and other incidental living expenses (e.g., phone, cable, electric, gas, one month's security deposit (which shall be returned to the Company at the end of the Term) and one leasing broker's commission), up to a maximum of $4,500 per month for rent. The Company shall also reimburse the Executive for the reasonable costs of coach class air-fare from the Executive's home in Indianapolis, Indiana, to the Company's executive offices in New York City. The Executive shall also be paid such additional amount as may be necessary to hold the Executive harmless as a result of any federal, state or New York City income taxes that may be due solely as a result of the Company's reimbursement of rent and living expenses and reimbursement of air-fare from the Executive's home in Indianapolis, Indiana. The Executive shall present to the Company an itemized account of all expenses in such form as may be required by the Company from time to time.

         (b) During the Term, the Executive shall be entitled to participate fully in any other benefit plans, programs, policies and fringe benefits which may be made available to the executive officers of the Company generally, including, without limitation, disability, medical, dental and life insurance and benefits under the Sirius Satellite Radio 401(k) Savings Plan.

         (c) During the Term, the Executive shall be entitled to participate in all compensation and benefits programs, and perquisites (other than any relocation allowance, or reimbursement of living and travel expenses), made available to the Company's Chief Executive Officer or President, Entertainment and Sports, and shall participate in amounts and on terms and conditions at least as favorable as those offered to the Company's President, Entertainment and Sports.

         6. Termination. The date upon which this Agreement is deemed to be terminated in accordance with any of the provisions of this Section 6 is referred to herein as the "Termination Date."

         (a) The Company has the right and may elect to terminate this Agreement for Cause at any time. For purposes of this Agreement, "Cause" means the occurrence or existence of any of the following:

              (i) a material breach by the Executive of (A) the terms of this Agreement or (B) his duty not to engage in any transaction that represents, directly or indirectly, self-dealing with the Company or any of its affiliates (which, for purposes hereof, shall mean any individual, corporation, partnership, association, limited liability company, trust, estate, or other entity or organization directly or indirectly controlling, controlled by, or under direct or indirect common control with the Company) which has not been approved by a majority of the disinterested directors of the Board, if any such material breach described in clause (A) or clause (B) remains uncured after thirty days have elapsed following the date on which the Company gives the Executive written notice of such breach;

              (ii) a material breach by the Executive of any duty referred to in clause (i) above with respect to which at least one prior notice was given under clause (i);

              (iii) any act of dishonesty, misappropriation, embezzlement, intentional fraud, or similar intentional misconduct by the Executive involving the Company or any of its affiliates;

              (iv) the conviction or the plea of nolo contendere or the equivalent in respect of a felony;

              (v) any damage of a material nature to any property of the Company or any of its affiliates caused by the Executive's willful misconduct or gross negligence;

              (vi) the repeated nonprescription use of any controlled substance or the repeated use of alcohol or any other non-controlled substance that, in the reasonable good faith opinion of the Board of Directors, renders the Executive unfit to serve as an officer of the Company or its affiliates;

                  (vii) the Executive's failure to comply with the Board's reasonable written instructions within five days; or

              (viii) conduct by the Executive that in the reasonable good faith written determination of the Board demonstrates unfitness to serve as an officer of the Company or its affiliates, including, without limitation, a finding by the Board or any judicial or regulatory authority that the Executive committed acts of unlawful harassment or violated any other state, federal or local law or ordinance prohibiting discrimination in employment.

Termination of the Executive for Cause pursuant to this Section 6(a) shall be communicated by a Notice of Termination. For purposes of this Agreement, a "Notice of Termination" shall mean delivery to the Executive of a copy of a resolution or resolutions duly adopted by the affirmative vote of not less than two-thirds of the directors (other than the Executive, if the Executive is then serving on the Board) present (in person or by teleconference) and voting at a meeting of the Board called and held for that purpose after reasonable notice to the Executive and reasonable opportunity for the Executive, together with the Executive's counsel, to be heard before the Board prior to such vote, finding that in the good faith opinion of the Board, the Executive was guilty of conduct set forth in any of clauses (i) through (viii) of this Section 6(a) and specifying the particulars thereof in reasonable detail. For purposes of this
Section 6(a), this Agreement shall terminate on the date specified by the Board in the Notice of Termination.

         (b) (i) This Agreement and the Executive's employment shall terminate upon the death of the Executive.

         (ii) If the Executive is unable to perform the essential duties and functions of his position because of a disability, even with a reasonable accommodation, for one hundred eighty days within any three hundred sixty-five day period, the Board shall have the right and may elect to terminate the services of the Executive by a Notice of Disability Termination. The Executive shall not be terminated following a Disability except pursuant to this Section 6(b)(ii). For purposes of this Agreement, a "Notice of Disability Termination" shall mean a written notice that sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under this Section 6(b)(ii). For purposes of this Agreement, no such purported termination by the Board shall be effective without such Notice of Disability Termination. This Agreement shall terminate on the day such Notice of Disability Termination is received by the Executive.

         (c) Should the Executive wish to resign from his position with the Company during the Term, for other than Good Reason (as defined below), the Executive shall give fourteen days prior written notice to the Company. This Agreement shall terminate on the effective date of the resignation defined above, however, the Company may, at its sole discretion, instruct that the Executive perform no job responsibilities and cease his active employment immediately upon receipt of the notice from the Executive.

         (d) The Company shall have the absolute right to terminate the Executive's employment without Cause at any time. This Agreement shall terminate one day following receipt of such notice by the Executive, however, the Company may, at its sole discretion, instruct that the Executive cease active employment and perform no more job duties immediately upon provision of such notice to the Executive.

         (e) The Executive shall have the absolute right to terminate his employment at any time. Should the Executive wish to resign from his position with the Company for Good Reason during the Term, the Executive shall give seven days prior written notice to the Company or, if other than for Good Reason, fourteen days prior written notice to the Company. This Agreement shall terminate on the date specified in such notice, however, the Company may, at its sole discretion, instruct that the Executive cease active employment and perform no more job duties immediately upon receipt of such notice from the Executive.

         For purposes of this Agreement, "Good Reason" shall mean the continuance of any of the following events (without the Executive's prior written consent) for a period of thirty days after delivery to the Company by the Executive of a notice of the occurrence of such event:

              (i) the assignment to the Executive by the Company of duties not reasonably consistent with the Executive's positions, duties, responsibilities, titles or offices at the commencement of the Term, any material reduction in his duties or responsibilities or any removal of the Executive from or any failure to re-elect the Executive to any of such positions or the Executive not being the sole officer of the Company, other than the Company's Chief Executive Officer, responsible for all sales, engineering and product development activities and personnel (except in connection with the termination of the Executive's employment for Cause, disability or as a result of the Executive's death or by the Executive other than for Good Reason); or

              (ii) the Executive ceasing to report directly to the Chief Executive Officer of the Company; or

              (iii) any requirement that the Executive report for work to a location more than 25 miles from the Company's current headquarters for more than 30 days in any calendar year, excluding any requirement that results from the damage or destruction of the Company's current headquarters as a result of natural disasters, terrorism, acts of war or acts of God; or

              (iv) any reduction in the Base Salary; or

              (v) any material breach by the Company of this Agreement.

         (f) Subject to the terms of Section 9, if the employment of the Executive is terminated without Cause or the Executive terminates his employment for Good Reason, then the Executive shall be entitled to (i) receive, and the Company shall pay to the Executive without setoff, counterclaim or other withholding, except as set forth in Section 4(f), a lump sum amount (in addition to any salary, benefits or other sums due the Executive through the Termination
Date) equal to (x) his base salary in effect on the Termination Date (or such higher salary as may be required by Section 1(a)) for the period from the Termination Date through May 4, 2007 (the "Severance Period") and (y) any annual bonuses, at a level equal to 60% of Base Salary, that would have been customarily paid during the Severance Period; (ii) the continuation of medical and dental insurance benefits, on the same terms as provided by the Company for active employees, under the Consolidated Omnibus Reconciliation Act of 1985 ("COBRA") for eighteen months following the Termination Date and, if the Severance Period extends beyond eighteen months following the Termination Date, monthly payment of an amount equal to the actual costs to the Executive to obtain medical and dental insurance benefits substantially similar to those benefits provided to the Executive for the remainder of the Severance Period; provided that (1) the amount of such monthly payments shall not exceed twice the amount that the Company would have paid to provide such medical and dental insurance benefits to the Executive, as if he were an active employee, and (2) such payments shall cease if the Executive obtains medical and dental benefits from another employer during the remainder of the Severance Period; and (iii) receive a monthly amount equal to the actual costs to the Executive to obtain life insurance benefits substantially similar to those benefits provided to the Executive for the remainder of the Severance Period; provided that (1) the amount of such monthly payments shall not exceed twice the amount that the Company would have paid to provide such life insurance benefit to the Executive if he were an active employee, and (2) such payments shall cease if the Executive obtains a life insurance benefit from another employer during the remainder of the Severance Period. The Company's obligations under this Section 6(f) shall be conditioned upon the Executive executing and delivering an agreement, and waiver and release of claims against the Company, in the form attached as Exhibit C. Any amount becoming payable under Section 6(f) shall be paid in immediately available funds on the tenth business day following the execution and delivery by the Executive of the agreement, and waiver and release of claims against the Company, attached as Exhibit C; provided that the Executive has not revoked such agreement in accordance with the terms thereof prior to such date.

         7. Nondisclosure of Confidential Information. (a) The Executive acknowledges that in the course of his employment he will occupy a position of trust and confidence. The Executive shall not, except in connection with the performance of his functions or as required by applicable law, disclose to others or use, directly or indirectly, any Confidential Information.

         (b) "Confidential Information" shall mean information about the Company's business and operations that is not disclosed by the Company for financial reporting purposes and that was learned by the Executive in the course of his employment by the Company, including, without limitation, any business plans, product plans, strategy, budget information, proprietary knowledge, patents, trade secrets, data, formulae, sketches, notebooks, blueprints, information and client and customer lists and all papers and records (including computer records) of the documents containing such Confidential Information, other than information that is publicly disclosed by the Company in writing. The Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company, and that such information gives the Company a competitive advantage. The Executive agrees to deliver or return to the Company, at the Company's request at any time or upon termination or expiration of his employment or as soon as possible thereafter, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by or on behalf of the Company or prepared by the Executive in the course of his employment by the Company.

         (c) The provisions of this Section 7 shall survive the Term for one year.

         8. Covenant Not to Compete. During the Restricted Period (as defined below), the Executive shall not, directly or indirectly, enter into the employment of, render services to, or acquire any interest whatsoever in (whether for his own account as an individual proprietor, or as a partner, associate, stockholder, officer, director, consultant, trustee or otherwise), or otherwise assist, any person or entity engaged (a) in any operations in North America involving the transmission of radio entertainment programming in competition with the Company or (b) in the business of manufacturing, marketing or distributing radios, antennas or other parts for use in devices which receive broadcasts of XM Satellite Radio Inc. or any successor to XM Satellite Radio Inc., in any such case if such employment, services or acquisition is in such operations or business; provided that nothing in this Agreement shall prevent
(i) the Executive from entering into the employment of, or rendering services to, News Corporation or DIRECTV, Inc. or (ii) purchase or ownership by the Executive by way of investment of less than five percent of the shares or equity interest of any corporation or other entity. Without limiting the generality of the foregoing, the Executive agrees that during the Restricted Period, the Executive shall not call on or otherwise solicit business or assist others to solicit business from any of the customers of the Company as to any product or service described in (a) and (b) above that competes with any product or service provided or marketed by the Company at the end of the Term. The Executive agrees that during the Restricted Period he will not solicit or assist others to solicit the employment of or hire any employee of the Company without the prior written consent of the Company. For purposes of this Agreement, the "Restricted Period" shall mean three years following the end of the Term; provided that if the employment of the Executive is terminated without Cause or the Executive terminates his employment for Good Reason, the "Restricted Period" shall be the shorter of: (a) the Severance Period, and (b) one year following the end of the Term.

         9. Change of Control Provisions. (a) Notwithstanding the terms of
Section 6(f), if following a Change of Control (as defined below) the employment of the Executive is terminated without Cause or the Executive terminates his employment for Good Reason, then the Executive shall be entitled to (i) receive, and the Company shall pay to the Executive without setoff, counterclaim or other withholding, except as set forth in Section 4(f), a lump sum amount (in addition to any salary, benefits or other sums due the Executive through the Termination
Date) equal to the product of the Base Salary multiplied by lesser of (x) four, and (y) (1) the multiple of base salary that the Chief Executive Officer of the Company would be entitled to receive under his or her employment agreement in effect immediately prior to a Change of Control if he or she was terminated without Cause or terminated for Good Reason following such Change of Control times (2) 0.8; (ii) the continuation of medical and dental insurance benefits, on the same terms as provided by the Company for active employees, under COBRA for eighteen months following the Termination Date and, for an additional eighteen months thereafter, monthly payment of an amount equal to the actual costs to the Executive to obtain medical and dental insurance benefits substantially similar to those benefits provided to the Executive on the Termination Date; provided that (1) the amount of such monthly payments shall not exceed twice the amount that the Company would have paid to provide such medical and dental insurance benefits to the Executive, as if he were an active employee, and (2) such payments shall cease if the Executive obtains medical and dental benefits from another employer; and (iii) receive a monthly amount equal to the actual costs to the Executive to obtain life insurance benefits substantially similar to those benefits provided to the Executive as an active employee for a period of thirty six months after the Termination Date; provided that (1) the amount of such monthly payments shall not exceed twice the amount that the Company would have paid to provide such life insurance benefit to the Executive if he was an active employee, and (2) such payments shall cease if the Executive obtains a life insurance benefit from another employer. Any amount becoming payable under Section 9(a)(i) shall be paid in immediately available funds within ten business days following the Termination Date.

         (b) For the purposes of this Agreement, a "Change of Control" shall mean the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any "person" or "group" (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), (ii) any person or group is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company, including by way of merger, consolidation or otherwise, or
(iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company, then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board, then in office.

         (c) If the Executive is, in the opinion of a nationally recognized accounting firm jointly selected by the Executive and the Company, required to pay an excise tax on "excess parachute payments" (as defined in Section 280G(b) of the Internal Revenue Code of 1986, as amended (the "Code")) under Section 4999 of the Code as a result of an acceleration of the vesting of stock options, the Company shall have an absolute and unconditional obligation to pay the Executive in accordance with the terms of this Section 9 the amount of such taxes. In addition, the Company shall have an absolute and unconditional obligation to pay the Executive such additional amounts as are necessary to place the Executive in the exact same financial position that he would have been in if he had not incurred any expected tax liability under Section 4999 of the Code. The determination of the exact amount, if any, of any expected "excess parachute payments" and any expected tax liability under Section 4999 of the Code shall be made by a nationally-recognized independent accounting firm selected by the Executive and the Company. The fees and expenses of such accounting firm shall be paid by the Company. The determination of such accounting firm shall be final and binding on the parties. The Company irrevocably agrees to pay to the Executive, in immediately available funds to an account designated in writing by the Executive, any amounts to be paid under this Section 9(c) within two business days after receipt by the Company of written notice from the accounting firm which sets forth such accounting firm's determination. In addition, in the event that such payments are not sufficient to pay all excise taxes on "excess parachute payments" under Section 4999 of the Code as a result of an acceleration of the vesting of options or for any other reason and to place the Executive in the exact same financial position that he would have been in if he had not incurred any expected tax liability under Section 4999 of the Code as a result of a change in control, then the Company shall have an absolute and unconditional obligation to pay the Executive such additional amounts as may be necessary to pay such excise taxes and place the Executive in the exact same financial position that he would have been had he not incurred any tax liability as a result of a change in control under the Code. Notwithstanding the foregoing, in the event that a written ruling (whether public or private) of the Internal Revenue Service ("IRS") is obtained by or on behalf of the Company or the Executive, which ruling expressly provides that the Executive is not required to pay, or is entitled to a refund with respect to, all or any portion of such excise taxes or additional amounts, the Executive shall promptly reimburse the Company in an amount equal to all amounts paid to the Executive pursuant to this Section 9 less any excise taxes or additional amounts which remain payable by, or are not refunded to, the Executive after giving effect to such IRS ruling. Each of the Company and the Executive agrees to promptly notify the other party if it receives any such IRS ruling.

         10. Remedies. The Executive and Company agree that damages for breach of any of the covenants under Sections 7 and 8 above will be difficult to determine and inadequate to remedy the harm which may be caused thereby, and therefore consent that these covenants may be enforced by temporary or permanent injunction without the necessity of bond. The Executive believes, as of the date of this Agreement, that the provisions of this Agreement are reasonable and that the Executive is capable of gainful employment without breaching this Agreement. However, should any court or arbitrator decline to enforce any provision of
Section 7 or 8 of this Agreement, this Agreement shall, to the extent applicable in the circumstances before such court or arbitrator, be deemed to be modified to restrict the Executive's competition with the Company to the maximum extent of time, scope and geography which the court or arbitrator shall find enforceable, and such provisions shall be so enforced.

         11. Indemnification. The Company shall indemnify the Executive to the full extent provided in the Company's Amended and Restated Articles of Incorporation and Amended and

Restated Bylaws and the law of the State of Delaware in connection with his activities as an officer of the Company.

         12. Entire Agreement. The provisions contained herein constitute the entire agreement between the parties with respect to the subject matter hereof and supersede any and all prior agreements, understandings and communications between the parties, oral or written, with respect to such subject matter.

         13. Modification. Any waiver, alteration, amendment or modification of any provisions of this Agreement shall not be valid unless in writing and signed by both the Executive and the Company.

         14. Severability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect.

         15. Assignment. The Executive may not assign any of his rights or delegate any of his duties hereunder without the prior written consent of the Company. The Company may not assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the Executive, except that any successor to the Company by merger or purchase of all or substantially all of the Company's assets shall assume this Agreement.

         16. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the successors in interest of the Executive and the Company.

         17. Notices. All notices and other communications required or permitted hereunder shall be made in writing and shall be deemed effective when delivered personally or transmitted by facsimile transmission, one business day after deposit with a nationally recognized overnight courier (with next day delivery specified) and five days after mailing by registered or certified mail:

                           if to the Company:

                           Sirius Satellite Radio Inc.
                           1221 Avenue of the Americas
                           36th Floor
                           New York, New York  10020
                           Attention:  General Counsel
                           Telecopier:  (212) 584-5353

                           if to the Executive:

                           James E. Meyer
                           Address on file at the offices
                           of the Company

or to such other person or address as either party shall furnish in writing to the other party from time to time.

         18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

         19. Non-Mitigation. The Executive shall not be required to mitigate damages or seek other employment in order to receive compensation or benefits under Section 6 or 9 of this Agreement; nor shall the amount of any benefit or payment provided for under Section 6 or 9 of this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer.

         20. Arbitration. (a) The Executive and the Company agree that if a dispute arises concerning or relating to the Executive's employment with the Company, or the termination of the Executive's employment, such dispute shall be submitted to binding arbitration under the rules of the American Arbitration Association regarding resolution of employment disputes in effect at the time such dispute arises. The arbitration shall take place in New York, New York, before a single experienced arbitrator licensed to practice law in New York and selected in accordance with the American Arbitration Association rules and procedures. Except as provided below, the Executive and the Company agree that this arbitration procedure will be the exclusive means of redress for any disputes relating to or arising from the Executive's employment with the Company or his termination, including disputes over rights provided by federal, state, or local statutes, regulations, ordinances, and common law, including all laws that prohibit discrimination based on any protected classification. The parties expressly waive the right to a jury trial, and agree that the arbitrator's award shall be final and binding on both parties, and shall not be appealable. The arbitrator shall have discretion to award monetary and other damages, and any other relief that the arbitrator deems appropriate and is allowed by law. The arbitrator shall have the discretion to award the prevailing party reasonable costs and attorneys' fees incurred in bringing or defending an action, and shall award such costs and fees to the Executive in the event the Executive prevails on the merits of any action brought hereunder.

         (b) The Company shall pay the cost of any arbitration proceedings under this Agreement if the Executive prevails in such arbitration on at least one substantive issue.

         (c) The Company and the Executive agree that the sole dispute that is excepted from Section 20(a) is an action seeking injunctive relief from a court of competent jurisdiction regarding enforcement and application of Sections 7, 8 or 10 of this Agreement, which action may be brought in addition to, or in place of, an arbitration proceeding in accordance with Section 20(a).

         21. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

         22. Executive's Representation. The Executive hereby represents and warrants to Company that he is not now under any contractual or other obligation that is inconsistent with or in conflict with this Agreement or that would prevent, limit, or impair the Executive's performance of his obligations under this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                           SIRIUS SATELLITE RADIO INC.


                            By: /s/ John H. Schultz
                                ---------------------------------
                                     John H. Schultz
                                     Senior Vice President,
                                     Human Resources




                                     /s/ James E. Meyer
                                ---------------------------------
                                         James E. Meyer

                                                                       Exhibit A


THIS OPTION HAS NOT BEEN REGISTERED UNDER STATE OR FEDERAL SECURITIES LAWS. THIS
 OPTION MAY NOT BE TRANSFERRED EXCEPT BY WILL OR UNDER THE LAWS OF DESCENT AND
                                 DISTRIBUTION.

           SIRIUS SATELLITE RADIO 2003 LONG-TERM STOCK INCENTIVE PLAN

                             STOCK OPTION AGREEMENT

         THIS STOCK OPTION AGREEMENT (this "Agreement"), dated as of May 5, 2004 ("Date of Grant"), between SIRIUS SATELLITE RADIO INC., a Delaware corporation (the "Company"), and JAMES E. MEYER (the "Employee").


         1. Grant of Option; Vesting. (a) Subject to the terms and conditions of this Agreement and the Sirius Satellite Radio 2003 Long-Term Stock Incentive Plan (as amended, the "Plan"), the Company hereby grants to the Employee the right and option (this "Option") to purchase up to two million eight hundred thousand (2,800,000) shares (the "Shares") of common stock, par value $0.001 per share, of the Company at a price per share of $3.14 (the "Exercise Price"). This Option is not intended to qualify as an Incentive Stock Option for purposes of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). In the case of any stock split, stock dividend or like change in the Shares occurring after the date hereof, the number of Shares and the Exercise Price shall be adjusted as set forth in Section 4(b) of the Plan.

         (b) The right and option to purchase up to one million (1,000,000) Shares shall vest and be exercisable on the date hereof.

         (c) Subject to the terms of this Section 1(c), the right and option to purchase up to six hundred thousand (600,000) Shares (the "2004 Performance Options") shall vest and become exercisable on July 1, 2008 if the Employee continues to be employed by the Company on June 30, 2008. Notwithstanding anything to the contrary contained in the preceding sentence, the 2004 Performance Options shall vest on March 15, 2005 if and only if (i) the Employee continues to be employed by the Company on March 14, 2005 and (ii) the Company satisfies performance criteria to be established by the Board of Directors of the Company, or the Compensation Committee thereof, for the year ending December 31, 2004. On or before June 30, 2004, the Board of Directors of the Company, or the Compensation Committee thereof, shall determine in its sole discretion such performance criteria for the year ending December 31, 2004 and shall cause the Company to deliver to the Employee a notice setting forth in reasonable detail such performance criteria.

         (d) Subject to the terms of this Section 1(d), the right and option to purchase up to seven hundred and fifty thousand (750,000) Shares (the "2005 Performance Options") shall vest and become exercisable on July 1, 2008 if the Employee continues to be employed by the Company on June 30, 2008. Notwithstanding anything to the contrary contained in the preceding sentence, the 2005 Performance Options shall vest on March 15, 2006 if and only if (i) the Employee continues to be employed by the Company on March 14, 2006 and (ii) the Company satisfies performance criteria to be established by the Board of Directors of the Company, or the Compensation Committee thereof, for the year ending December 31, 2005. On or before June 30, 2005, the Board of Directors of the Company, or the Compensation Committee thereof, shall determine in its sole discretion such performance criteria for the year ending December 31, 2005 and shall cause the Company to deliver to the Employee a notice setting forth in reasonable detail such performance criteria.

         (e) Subject to the terms of this Section 1(e), the right and option to purchase up to four hundred and fifty thousand (450,000) Shares (the "2006 Performance Options") shall vest and become exercisable on July 1, 2008 if the Employee continues to be employed by the Company on June 30, 2008. Notwithstanding anything to the contrary contained in the preceding sentence, the 2006 Performance Options shall vest on March 15, 2007 if and only if (i) the Employee continues to be employed by the Company on March 14, 2007 and (ii) the Company satisfies performance criteria to be established by the Board of Directors of the Company, or the Compensation Committee thereof, for the year ending December 31, 2006. On or before June 30, 2006, the Board of Directors of the Company, or the Compensation Committee thereof, shall determine in its sole discretion such performance criteria for the year ending December 31, 2006 and shall cause the Company to deliver to the Employee a notice setting forth in reasonable detail such performance criteria.

         (f) The performance criteria applicable to the 2004 Performance Options, the 2005 Performance Options and the 2006 Performance Options shall be no more onerous than the performance criteria applicable to the Company's Chief Executive Officer and President, Entertainment and Sports.

         (g) If the Employee's employment with Company terminates for any reason, this Option, to the extent not then vested, shall immediately terminate without consideration; provided that if the Employee's employment terminates (i) due to death or Disability (as defined below), the unvested portion of this Option, to the extent not previously canceled or forfeited, shall immediately become vested and exercisable; or (ii) without Cause (as defined in the Employment Agreement, dated as of May 5, 2004 (the "Employment Agreement"), between the Company and the Employee), or by the Employee for Good Reason (as defined in the Employment Agreement), the unvested portion of this Option, to the extent not previously canceled or forfeited, shall vest in accordance with the terms of this Agreement, but any conditions contained in this Agreement which would require the Employee to be an employee of the Company on a specified date shall have no force or effect.

         2. Term. This Option shall terminate on May 5, 2014; provided that if:

         (a) the Employee's employment with the Company is terminated due to the Employee's death or Disability, the Employee may exercise the vested portion of this Option until one year following the date of such termination, but no later than May 5, 2014;

         (b) the Employee's employment with the Company is terminated for Cause, the Employee may exercise the vested portion of this Option until ninety days following the date of such termination, but no later than May 5, 2014;

         (c) the Employee's employment is terminated without Cause or by the Employee for Good Reason, the Employee may exercise the vested portion of this Option, and any portion of this Option which may vest in the future in accordance with the terms of this Agreement, until May 5, 2014; and

         (d) the Employee voluntarily terminates his employment with the Company without Good Reason, the Employee may exercise the vested portion of this Option until ninety days following the date of such termination, but not later than May 5, 2014.

Subject to the terms of the Plan, if the Employee's employment is terminated by death, this Option shall be exercisable only by the person or persons to whom the Employee's rights under such Option shall pass by the Employee's will or by the laws of descent and distribution of the state or county of the Employee's domicile at the time of death. "Disability" shall mean the Employee is unable to perform the essential duties and functions of his position because of a disability, even with a reasonable accommodation, for one hundred eighty days within any three hundred sixty-five day period. Upon making a determination of Disability, the Company shall determine the date of the Employee's termination of employment. Subject to the terms of the Plan, if the Employee's employment is terminated by Disability under circumstance in which it is reasonable to conclude that the Employee does not have the ability to exercise this Option, this Option shall be exercisable by the person or persons who have been legally appointed to act in the name of the Employee.

         3. Exercise. Subject to Sections 1 and 2 of this Agreement and the terms of the Plan, this Option may be exercised, in whole or in part, by means of a written notice of exercise signed and delivered by the Employee (or, in the case of exercise after death of the Employee, by the executor, administrator, heir or legatee of the Employee, as the case may be, or, in the case of exercise after the termination of the Employee as a result of a Disability under circumstance in which it is reasonable to conclude that the Employee does not have the ability to exercise this Option, by the person or persons who have been legally appointed to act in the name of the Employee) to the Company at the address set forth herein for notices to the Company. Such notice shall (a) state the number of Shares to be purchased and the date of exercise, and (b) be accompanied by payment of the Exercise Price in cash or such other method of payment as may be permitted by Section 6(d) of the Plan, subject, in the case of a broker-assisted exercise, to applicable law.

         4. Non-transferable. This Option may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than (a) by will or by the applicable laws of descent and distribution or
(b) in accordance with the provisions of Section 14(a)(iii) of the Plan, and shall not be subject to execution, attachment or similar process. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Option or of any right or privilege conferred hereby shall be null and void.

         5. Withholding. Prior to delivery of the Shares purchased upon exercise of this Option, the Company shall determine the amount of any United States federal, state and local income tax, if any, which is required to be withheld under applicable law and shall, as a condition of exercise of this Option and delivery of certificates representing the Shares purchased upon exercise of this Option, collect from the Employee or, subject to such rules as may be established by the administrator of the Plan, from a broker who has been instructed by the Employee to sell Shares deliverable upon exercise of this Option, the amount of any such tax to the extent not previously withheld.

         6. Rights of the Employee. Neither this Option, the execution of this Agreement nor the exercise of any portion of this Option shall confer upon the Employee any right to, or guarantee of, continued employment by the Company, or in any way limit the right of the Company to terminate employment of the Employee at any time, subject to the terms of any written employment or similar agreement between the Company and the Employee.

         7. Professional Advice. The acceptance and exercise of this Option may have consequences under federal and state tax and securities laws that may vary depending upon the individual circumstances of the Employee. Accordingly, the Employee acknowledges that the Employee has been advised to consult his or her personal legal and tax advisor in connection with this Agreement and this Option.

         8. Agreement Subject to the Plan. The Option and this Agreement are subject to the terms and conditions set forth in the Plan, which terms and conditions are incorporated herein by reference. A copy of the Plan previously has been delivered to the Employee. This Agreement, the Employment Agreement and the Plan constitute the entire understanding between the Company and the Employee with respect to this Option.

         9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to its conflict of laws principles, and shall bind and inure to the benefit of the heirs, executors, personal representatives, successors and assigns of the parties hereto.

         10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or when telecopied (with confirmation of transmission received by the sender), three business days after being sent by certified mail, postage prepaid, return receipt requested or one business day after being delivered to a nationally recognized overnight courier with next day delivery specified to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         Company: Sirius Satellite Radio Inc.
                  1221 Avenue of the Americas
                  36th Floor
                  New York, New York 10020
                  Attention: General Counsel

          Employee: James E. Meyer
                    Address on file at the
                    office of the Company

Notices sent by email or other electronic means not specifically authorized by this Agreement shall not be effective for any purpose of this Agreement.

         11. Binding Effect. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or transfer, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

SIRIUS SATELLITE RADIO INC.                          EMPLOYEE



By:________________________                          __________________________
   John H. Schultz                                   James E. Meyer
   Senior Vice President,
   Human Resources

                                                                       Exhibit B


THE RSUs HAVE NOT BEEN REGISTERED UNDER STATE OR FEDERAL SECURITIES LAWS. THE
 RSUs MAY NOT BE TRANSFERRED EXCEPT BY WILL OR UNDER THE LAWS OF DESCENT AND
                                 DISTRIBUTION.

           SIRIUS SATELLITE RADIO 2003 LONG-TERM STOCK INCENTIVE PLAN

                         RESTRICTED STOCK UNIT AGREEMENT

         THIS RESTRICTED STOCK UNIT AGREEMENT (this "Agreement"), dated as of May 5, 2004, between SIRIUS SATELLITE RADIO INC., a Delaware corporation (the "Company"), and JAMES E. MEYER (the "Employee").


         1. Grant of RSUs. Subject to the terms and conditions of this Agreement, the Company hereby grants one million two hundred thousand (1,200,000) restricted share units ("RSUs") to the Employee. This grant is made pursuant to the terms of the Sirius Satellite Radio 2003 Long-Term Stock Incentive Plan (as amended, the "Plan"), which Plan is incorporated herein by reference and made a part of this Agreement. Each RSU represents the unfunded, unsecured right of the Employee to receive one share of common stock, par value $.001 per share, of the Company (each, a "Share") on the date or dates specified in this Agreement. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

         2. Dividends. If on any date while RSUs are outstanding the Company shall pay any dividend on the Shares (other than a dividend payable in Shares), the number of RSUs granted to the Employee shall, as of the record date for such dividend payment, be increased by a number of RSUs equal to: (a) the product of
(x) the number of RSUs held by the Employee as of such record date, multiplied by (y) the per Share amount of any cash dividend (or, in the case of any dividend payable, in whole or in part, other than in cash, the per Share value of such dividend, as determined in good faith by the Company), divided by (b) the average closing price of a Share on the Nasdaq National Market on the twenty trading days preceding, but not including, such record date. In the case of any dividend declared on Shares that is payable in the form of Shares, the number of RSUs granted to the Employee shall be increased by a number equal to the product of (1) the aggregate number of RSUs held by the Employee on the record date for such dividend, multiplied by (2) the number of Shares (including any fraction thereof) payable as a dividend on a Share. In the case of any other change in the Shares occurring after the date hereof, the number of RSUs shall be adjusted as set forth in Section 4(b) of the Plan.

         3. No Rights of a Stockholder. The Employee shall not have any rights as a stockholder of the Company until the Shares have been registered in the Company's register of stockholders.

         4. Issuance of Shares subject to RSUs. (a) On the date hereof, the Company shall issue, or cause there to be transferred, to the Employee one hundred and thirty three thousand (133,000) Shares, representing an equal number of the RSUs granted to the Employee under this Agreement.

         (b) Subject to earlier issuance pursuant to the terms of this Agreement or the Plan, on April 15, 2005, the Company shall issue, or cause there to be transferred, to the Employee three hundred thousand (300,000) Shares, representing an equal number of the RSUs granted to the Employee under this Agreement, if the Employee continues to be employed by the Company on April 14, 2005.

         (c) Subject to earlier issuance pursuant to the terms of this Agreement or the Plan, on April 15, 2006, the Company shall issue, or cause there to be transferred, to the Employee four hundred and fifty thousand (450,000) Shares, representing an equal number of the RSUs granted to the Employee under this Agreement, if the Employee continues to be employed by the Company on April 14, 2006.

         (d) Subject to earlier issuance pursuant to the terms of this Agreement or the Plan, on April 15, 2007, the Company shall issue, or cause there to be transferred, to the Employee three hundred and seventeen thousand (317,000) Shares, representing an equal number of the RSUs granted to the Employee under this Agreement, if the Employee continues to be employed by the Company on April 14, 2007.


         (e) If the Employee's employment with Company terminates for any reason, the RSUs shall immediately terminate without consideration; provided that if the Employee's employment terminates (i) due to death or Disability (as defined below), the Company shall issue within 30 days, or cause there to be transferred within 30 days, to the Employee or his estate Shares equal to the unvested portion of the RSUs, to the extent not previously canceled or forfeited, or (ii) without Cause (as defined in the Employment Agreement, dated as of May 5, 2004 (the "Employment Agreement"), between the Company and the Employee), or by the Employee for Good Reason (as defined in the Employment Agreement), the unvested portion of the RSUs, to the extent not previously canceled or forfeited, shall vest in accordance with the terms of this Agreement, but any conditions contained in this Agreement which would require the Employee to be an employee of the Company on a specified date shall have no force or effect. "Disability" shall mean the Employee is unable to perform the essential duties and functions of his position because of a disability, even with a reasonable accommodation, for one hundred eighty days within any three hundred sixty-five day period. Upon making a determination of Disability, the Company shall determine the date of the Employee's termination of employment.

         5. Term. This Agreement shall terminate on May 5, 2014.

         6. Non-transferable. The RSUs may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution, and shall not be subject to execution, attachment or similar process. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of RSUs or of any right or privilege conferred hereby shall be null and void.

         7. Withholding. Prior to delivery of the Shares pursuant to this Agreement, the Company shall determine the amount of any United States federal, state and local income tax, if any, which is required to be withheld under applicable law and shall, as a condition of delivery of certificates representing the Shares pursuant to this Agreement, collect from the Employee the amount of any such tax to the extent not previously withheld.

         8. Rights of the Employee. Neither this Agreement nor the RSUs shall confer upon the Employee any right to, or guarantee of, continued employment by the Company, or in any way limit the right of the Company to terminate the employment of the Employee at any time, subject to the terms of any written employment or similar agreement between the Company and the Employee.

         9. Professional Advice. The acceptance of the RSUs may have consequences under federal and state tax and securities laws that may vary depending upon the individual circumstances of the Employee. Accordingly, the Employee acknowledges that the Employee has been advised to consult his or her personal legal and tax advisor in connection with this Agreement and the RSUs.

         10. Agreement Subject to the Plan. This Agreement and the RSUs are subject to the terms and conditions set forth in the Plan, which terms and conditions are incorporated herein by reference. A copy of the Plan previously has been delivered to the Employee. This Agreement, the Employment Agreement and the Plan constitute the entire understanding between the Company and the Employee with respect to the RSUs.

         11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of laws principles, and shall bind and inure to the benefit of the heirs, executors, personal representatives, successors and assigns of the parties hereto.

         12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or when telecopied (with confirmation of transmission received by the sender), three business days after being sent by certified mail, postage prepaid, return receipt requested or one business day after being delivered to a nationally recognized overnight courier with next day delivery specified to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         Company: Sirius Satellite Radio Inc.
                  1221 Avenue of the Americas
                  36th Floor
                  New York, New York 10020
                  Attention: General Counsel

        Employee: James E. Meyer
                  Address on file at the
                  office of the Company

Notices sent by email or other electronic means not specifically authorized by this Agreement shall not be effective for any purpose of this Agreement.

         13. Binding Effect. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or transfer, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

SIRIUS SATELLITE RADIO INC.                          EMPLOYEE:



By:________________________                          __________________________
   John H. Schultz                                   James E. Meyer
   Senior Vice President,
   Human Resources

                                                                       Exhibit C

                              AGREEMENT AND RELEASE

         This Agreement and Release, dated as of _________, 200_ (this "Agreement"), is entered into by and between JAMES E. MEYER (the "Executive") and SIRIUS SATELLITE RADIO INC., and its subsidiaries and affiliated companies (collectively, the "Company").

         The purpose of this Agreement is to completely and finally settle, resolve, and forever extinguish all obligations, disputes and differences arising out of the Executive's employment with and separation from Company.

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the Executive and the Company hereby agree as follows:

         1. The Executive's employment with the Company is terminated as of _____________, 200_ (the "Termination Date").

         2. The Company and the Executive agree that the Executive shall be provided severance pay and other benefits in accordance with the terms of
Section 6(f) of the Employment Agreement, dated as of May 5, 2004 (the "Employment Agreement"), between the Executive and the Company; provided that no such severance shall be paid if the Executive revokes this Agreement pursuant to
Section 4 below. The Executive acknowledges and agrees that he is entering into this Agreement in consideration of such severance and the Company's agreements set forth herein.

         3. The Executive, for himself, and for his heirs, attorneys, agents, spouse and assigns, hereby waives, releases and forever discharges the Company and its predecessors, successors, and assigns, if any, as well as its and their officers, directors and employees, stockholders, agents, servants, representatives, and attorneys, and the predecessors, successors, heirs and assigns of each of them (collectively "Released Parties"), from any and all grievances, claims, demands, causes of action, obligations, damages and/or liabilities of any nature whatsoever, whether known or unknown, suspected or claimed, which the Executive ever had, now has, or claims to have against the Released Parties, by reason of any act or omission occurring before the date hereof, including, without limiting the generality of the foregoing, (a) any act, cause, matter or thing stated, claimed or alleged, or which was or which could have been alleged in any manner against the Released Parties prior to the execution of this Agreement and (b) all claims for any payment under the Employment Agreement; provided that nothing contained in this Agreement shall affect the Executive's rights (i) to indemnification from the Company as provided in the Employment Agreement or otherwise; (ii) to coverage under the Company's insurance policies covering officers and director; (iii) to other benefits which by their express terms extend beyond the Executive's termination of employment; and (iv) under this Agreement. Without limiting the generality of the foregoing, the Executive expressly releases the Released Parties from all claims for discrimination, harassment and/or retaliation, under Title VII of the

Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the New York State Human Rights Law, as amended, as well as any and all claims arising out of any alleged contract of employment, whether written, oral, express or implied, or any other federal, state or local civil or human rights or labor law, ordinances, rules, regulations, guidelines, statutes, common law, contract or tort law, arising out of or relating to the Executive's employment with and/or separation from the Company, and/or any events occurring prior to the execution of this Agreement.

         4. The Executive also specifically waives all rights or claims that he has or may have under the Age Discrimination In Employment Act of 1967, 29 U.S.C. 'SS''SS' 621-634, as amended ("ADEA"). In accordance with the ADEA, the Company specifically advises the Executive that: (1) he may and should consult an attorney before signing this Agreement, (2) he has twenty-one (21) days to consider this Agreement, and (3) he has seven (7) days after signing this Agreement to revoke this Agreement.

         5. The Company, for itself, and for its predecessors, successors, and assigns, if any, as well as its and their officers, directors and employees, stockholders, agents, servants, representatives, and attorneys, and the predecessors, successors, heirs and assigns of each of them, hereby waives, releases and forever discharges the Executive and his heirs, attorneys, agents, spouse and assigns (collectively, "Executive Released Parties") from any and all grievances, claims, demands, causes of action, obligations, damages and/or liabilities of any nature whatsoever, which the Company ever had, now has, or claims to have against the Executive Released Parties by reason of any act or omission occurring before the date hereof including, without limiting the generality of the foregoing, any act, cause, matter or thing stated, claimed or alleged of which the Company has actual knowledge which was or could have been alleged in any manner against the Executive Released Parties prior to the execution of this Agreement.

         6. This release does not affect or impair the Executive's rights with respect to workman's compensation or similar claims under applicable law or any claims under medical, dental, disability, life or other insurance arising prior to the date hereof.

         7. The Executive warrants that he has not made any assignment, transfer, conveyance or alienation of any potential claim, cause of action, or any right of any kind whatsoever, including but not limited to, potential claims and remedies for discrimination, harassment, retaliation, or wrongful termination, and that no other person or entity of any kind has had, or now has, any financial or other interest in any of the demands, obligations, causes of action, debts, liabilities, rights, contracts, damages, costs, expenses, losses or claims which could have been asserted by the Executive against the Company.

         8. The Executive shall not make any disparaging remarks about the Company, or its officers, agents, employees, practices or products; provided that the Executive may provide truthful and accurate facts and opinions about the Company where required to do so by law. Neither the Company nor any of its officers shall make any disparaging remarks, written or oral, about the Executive; provided that the Company and its officers may provide truthful and accurate facts and opinions about the Executive where required to do so by law. The restrictions contained in this Section 8 shall be of no force and effect if either the Company or any of its officers or the Executive is required by law to offer facts or opinions regarding the other.

         9. The parties acknowledge that this Agreement is a settlement of disputed potential claims and is not an admission of liability or of the accuracy of any alleged fact or claim. The Company expressly denies any violation of any federal, state, or local statute, ordinance, rule, regulation, order, common law or other law in connection with the employment and termination of employment of the Executive. The parties expressly agree that this Agreement shall not be construed as an admission by any of the parties of any violation, liability or wrongdoing, and shall not be admissible in any proceeding as evidence of or an admission by any party of any violation or wrongdoing.

         10. In the event of a dispute concerning the enforcement of this Agreement, the finder of fact shall have the discretion to award the prevailing party reasonable costs and attorneys' fees incurred in bringing or defending an action, and shall award such costs and fees to the Executive in the event the Executive prevails on the merits of any action brought hereunder.

         11. The parties declare and represent that no promise, inducement, or agreement not expressed herein has been made to them.

         12. This Agreement in all respects shall be interpreted, enforced and governed under the laws of the State of New York and any applicable federal laws relating to the subject matter of this Agreement. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. This Agreement shall be construed as if jointly prepared by the Executive and the Company. Any uncertainty or ambiguity shall not be interpreted against any one party.

         13. This Agreement and the Employment Agreement contains the entire agreement of the parties as to the subject matter hereof. No modification or waiver of any of the provisions of this Agreement shall be valid and enforceable unless such modification or waiver is in writing and signed by the party to be charged, and unless otherwise stated therein, no such modification or waiver shall constitute a modification or waiver of any other provision of this Agreement (whether or not similar) or constitute a continuing waiver.

         14. The Executive and the Company represent that they have been afforded a reasonable period of time within which to consider the terms of this Agreement, that they have read this Agreement, and they are fully aware of its legal effects. The Executive and the Company further represent and warrant that they enter into this Agreement knowingly and voluntarily, without any mistake, duress or undue influence, and that they have been provided the opportunity to review this Agreement with counsel of their own choosing. In making this Agreement, each party relies upon his or its own judgment, belief and knowledge, and has not been influenced in any way by any representations or statements not set forth herein regarding the contents hereof by the entities who are hereby released, or by anyone representing them.

         15. The parties agree that this Agreement may be executed in counterparts and as executed shall constitute one Agreement, binding on all parties. The parties further agree that execution of this Agreement may be accomplished by receipt of facsimile signatures of the parties. This Agreement shall be of no force or effect until executed by all the signatories.

         16. Should any provision of this Agreement be declared or be determined by a forum with competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                           SIRIUS SATELLITE RADIO INC.



                                            By:_____________________________
                                               Name:
                                               Title:


                                            ________________________________
                                                     James E. Meyer